As filed with the Securities and Exchange Commission on April 14, 2020

Registration No. 333-225415

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-225415

UNDER
THE SECURITIES ACT OF 1933

Harvest Oil & Gas Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	80-0656612 (I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 450 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Harvest Oil & Gas Corp. 2018 Omnibus Incentive Plan
(Full title of the plan)

Michael E. Mercer
President and Chief Executive Officer
1001 Fannin Street, Suite 750
Houston, Texas 77002
(Name and address of agent for service)

(713) 651-1144
(Telephone number, including area code, of Agent for Service)

Copies to:

Matthew R. Pacey, P.C.

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

deregistration of securities

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by Harvest Oil & Gas Corp. (“Harvest” or the “Registrant”) to deregister all unsold shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) under the Registration Statement on Form S-8 (File No. 333-225415), filed on June 4, 2018, registering 689,362 shares of Common Stock under the Harvest Oil & Gas Corp. 2018 Omnibus Incentive Plan (the “Registration Statement”).

The Board of Directors of the Registrant may determine to file a Form 15 suspending its obligation to file reports with the Securities and Exchange Commission under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement, and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on April 14, 2020.

HARVEST OIL & GAS CORP.

By:	/s/ Michael Mercer
Name:	Michael Mercer
Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.